Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of NQ Mobile Inc. on Form S-8 (FILE No. 333-178076) of our report dated April 25, 2017, with respect to our audits of the consolidated financial statements of NQ Mobile Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and our report dated April 25, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of NQ Mobile Inc. as of December 31, 2016, which reports are included in this Annual Report on Form 20-F of NQ Mobile Inc. for the year ended December 31, 2016.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP

Beijing, China

April 25, 2017